Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 1 to Registration Statements Nos. 333-191535, 333-173211, 333-169287, 333-153444, this Post-Effective Amendment No. 2 to Registration Statement No. 333-122172, this Post-Effective Amendment No. 3 to Registration Statement No. 333-61925 and this Post-Effective Amendment No. 4 to Registration Statement No. 333-38912 on Form S-8 of Forest City Realty Trust, Inc. of our report dated July 10, 2015, except for Note B, as to which the date is August 21, 2015 relating to the balance sheet of Forest City Realty Trust, Inc., which appears in Forest City Realty Trust, Inc.’s Amendment No. 2 to Registration Statement on Form S-4.
/s/ PricewaterhouseCoopers LLP
Cleveland, OH
January 4, 2016